Exhibit 10

                                                                EXECUTION COPY
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                                                                 1585 Broadway
                                                            New York, NY 10036


[Morgan Stanley]
[Logo Omitted]



                             EMPLOYMENT AGREEMENT
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      This EMPLOYMENT AGREEMENT (this "Agreement") by and between Morgan Stanley (the "Company"), and John J. Mack (the "Executive") dated as of June 30, 2005.

      WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive as the Company's Chief Executive Officer and to have the Executive become Chairman and a member of the Board;

      WHEREAS, the Company desires to enter into an agreement embodying the terms of such employment and service; and

      WHEREAS, the Executive desires to enter into this Agreement and to accept such employment and service, subject to the terms and provisions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

            1. Effective Date. The "Effective Date" shall mean the date of this Agreement.

            2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fifth anniversary thereof (the "Employment Period").

            3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate with such positions, reporting directly to the Board, and (B) the Executive's principal location of employment shall be at the principal headquarters of the Company; provided, that the Executive may be required under reasonable business circumstances to travel outside of such location in connection with performing his duties under this Agreement. In addition, the Company shall cause the Executive to be appointed as a member of the Board as of the Effective Date, and following such date, the Executive shall remain on the Board, subject to Section 4(g), and shall perform his duties as a director of the Company conscientiously and faithfully.

[Morgan Stanley]
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                  (ii) The Executive agrees that during the Employment Period, he shall devote substantially all of his business time, energies and talents to serving as the Company's Chairman of the Board and Chief Executive Officer, perform his duties conscientiously and faithfully subject to the reasonable and lawful directions of the Board, and in accordance with each of the Company's corporate governance and ethics guidelines, conflict of interests policies and code of conduct (collectively, the "Company Policies") applicable to all Company employees or senior executives generally. During the Employment Period, it shall not be a violation of this Agreement for the Executive, subject to the requirements of Section 8, to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as the Chief Executive Officer or as Chairman or a director of the Board in accordance with this Agreement.

            (b) Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annualized base salary ("Annual Base Salary") of not less than the individual who served as Chief Executive Officer of the Company immediately prior to the Executive (the "Prior CEO"), payable pursuant to the Company's normal payroll practices. During the Employment Period, the current Annual Base Salary shall be reviewed for increase only (and once increased shall never be decreased) at such time as the salaries of senior officers of the Company are reviewed generally, provided that, the Executive's first such review shall occur no earlier than calendar year 2006.

                  (ii) Annual Bonus. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual bonus ("Annual Bonus") on terms and conditions and based upon performance targets that are established by the compensation committee of the Board, provided that in no event shall such terms and conditions or performance targets be less favorable to the Executive than to senior executives of the Company generally.

                  (iii) Long-Term Incentive Compensation. For each fiscal year completed during the Employment Period, the Executive shall be eligible to receive long-term incentive compensation ("Long-Term Incentive Compensation") on terms and conditions no less favorable to the Executive than (x) to senior executives of the Company generally and (y) the terms and conditions of the Equity Incentive Compensation Plan, 2004 Discretionary Retention Awards Award Certificate (the "2004 EICP"); provided that for purposes of the Long-Term Incentive Compensation (other than the Special RSU Grant (as defined below), the Executive shall be treated as if the Executive had been continuously employed by the Company and had not terminated employment with the Company in January 2001; provided, further, that the Executive shall not be so treated in the event that prior to the first anniversary of the Effective Date the Executive is terminated for Cause (as defined below). Notwithstanding anything in this Section 3(b) to the contrary, the sum of the Executive's Annual Base Salary, Annual Bonus and Long-Term Incentive Compensation ("Total Compensation") for each of calendar years 2005 and 2006

[Morgan Stanley]
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shall in no event be less than the lesser of (x) $25,000,000, and (y) the average Total Compensation (including any amounts deferred) of the Chief Executive Officers of The Bear Stearns Companies, Inc., Merrill Lynch & Co., Inc, Lehman Brothers Inc. and The Goldman Sachs Group Inc. (such lesser amount being the "Guaranteed Amount") for each of calendar years 2005 and 2006, respectively. The proportion of Total Compensation provided to the Executive as Annual Base Salary, Annual Bonus and Long-Term Incentive Compensation, respectively, for each of calendar years 2005 and 2006 shall be substantially similar to the proportion of Total Compensation provided as Annual Base Salary, Annual Bonus and Long-Term Incentive Compensation, respectively, to senior executives of the Company generally. In no event shall the Special RSU Grant (as defined below) be taken into account for purposes of determining the Executive's Total Compensation.

                  (iv) Special RSU Grant. As soon as practicable following the Effective Date, the Executive shall be granted a special one-time grant of 500,000 restricted stock units based on shares of the Company's common stock (the "Special RSU Grant"). Twenty percent of the Special RSU Grant shall vest, and the underlying shares shall be delivered, on the first anniversary of the Effective Date, 20 percent of the Special RSU Grant shall vest, and the underlying shares shall be delivered, on each of the second, third, fourth and fifth anniversaries of the Effective Date. Except as specifically set forth herein, the Special RSU Grant shall have the same terms and conditions as grants of restricted stock units under the 2004 EICP.

                  (v) Retirement Benefits. During the Employment Period, the Executive shall be a participant in any qualified or nonqualified deferred compensation, pension, and retirement plans maintained by the Company applicable to senior executives of the Company generally, in each case, as amended from time to time, provided that for all purposes of such plans, the Executive shall be treated as if the Executive had been continuously employed by the Company and had not terminated employment with the Company in January 2001, provided, further, that the Executive shall not be so treated in the event that prior to the first anniversary of the Effective Date the Executive is terminated for Cause.

                  (vi) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally, provided that, during the Employment Period, the Executive shall receive perquisites no less favorable than those provided to the Prior CEO, including, without limitation, use of the Company's aircraft and use of a car and driver. In addition, following the Executive's retirement or any termination of his employment, the Executive shall be entitled to retiree health benefits pursuant to the retiree health plans, practices, programs and policies of the Company (or under programs providing the same benefits), and for purposes of determining the amount of the Executive's contributions and benefits under such plans, practices, programs and policies, the Executive shall be treated as if the Executive had been continuously employed by the Company and had not terminated employment with the Company in January 2001 (the

[Morgan Stanley]
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"Executive's Retiree Health Benefits"), provided, that the Executive shall not be entitled to the Executive's Retiree Health Benefits in the event that prior to the first anniversary of the Effective Date the Executive is terminated for Cause.

                  (vii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for business expenses incurred by the Executive in accordance with the Company's policies, as may be in effect from time to time, for its senior executives generally.

                  (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Company's policies, as may be in effect from time to time, for its senior executives generally, provided that for purposes of determining the Executive's vacation benefits, the Executive shall be treated as if the Executive had been continuously employed by the Company and had not terminated employment with the Company in January 2001.

                  (ix) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and shall be provided with secretarial and administrative assistance, as is provided generally to other senior executives of the Company.

            (c) Other Entities. The Executive agrees to serve, without additional compensation, as an officer and director for each of the Company's subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment (collectively, the Company and such entities, the "Affiliated Group"), as determined by the Company, provided, that such service does not materially interfere with the Executive's performance of his duties and responsibilities as the Chairman of the Board and Chief Executive Officer of the Company. As used in this Agreement, the term "affiliates" shall include any entity controlled by, controlling, or under common control with the Company.

            4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. In the event a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties with the Company on a full-time basis for six consecutive months as a result of incapacity

[Morgan Stanley]
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due to mental or physical illness which is determined to be total and permanent by a licensed physician mutually selected by (i) the Company or its insurers and (ii) the Executive or the Executive's legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.

            (b) Cause. The Company may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 10 days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                  (ii) the willful engaging by the Executive in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious to the Company, or either of their respective reputations or to any clients or customers of the Company, or

                  (iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto, or

                  (iv) a violation in any material respect of any Company Policies applicable to the Executive which is materially and demonstrably injurious to the Company, if such breach is not cured within 30 business days following receipt of a notice of such breach, or

                  (v) a material breach by the Executive of Section 8 of this Agreement, if such breach is not cured within 30 business days following receipt of a notice of such breach.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board

[Morgan Stanley]
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at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive is guilty of the conduct constituting Cause and specifying the particulars thereof in detail.

            (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of a written consent of the Executive:

                  (i) the assignment to the Executive of any duties materially inconsistent with the Executive's, duties or responsibilities, or any other material action by the Company which is materially inconsistent with or materially reduces such duties or responsibilities; or

                  (ii) any diminution in Executive's title or reporting relationship as contemplated by Section 3(a) of this Agreement

                  (iii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement; or

                  (iv) the Company's requiring the Executive's principal office to be based at any office or location other than that provided in
Section 3(a) of this Agreement; or

                  (v) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (vi) any failure to elect or reelect the Executive to the Board; or

                  (vii) any failure by the Company to cause any successor to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement in accordance with Section 9(b).

Notwithstanding the foregoing, the Executive shall not be considered to have Good Reason to terminate this Agreement unless and until he gives the Company written notice of the circumstances constituting the Good Reason and the Company fails to have cured such circumstances within 30 business days of receipt of such notice.

            (d) Voluntary Termination. The Executive may voluntarily terminate his employment without Good Reason.

            (e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific

[Morgan Stanley]
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termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, or if the Executive voluntarily resigns without Good Reason, the date on which the terminating Party notifies the other Party of such termination, (iii) if the Executive's employment is terminated by reason of death, the date of death of the Executive or (iv) if the Executive's employment is terminated by the Company due to Disability, the Disability Effective Date.

            (g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

            (h) Definitions. Notwithstanding the terms of any employee benefit plan, program or arrangement under which the Executive is a participant, the definitions of "Cause", "Good Reason" and "Disability" set forth in this
Section 4 shall apply to the Executive's termination of employment under such plans, programs or arrangements.

            5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause. (a) If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

[Morgan Stanley]
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                  (i) the Company shall pay to the Executive in a lump-sum cash payment as soon as practicable after the Date of Termination (or at such later time as may be required under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) the aggregate of the following amounts:

                  A. the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid;

                  B. the product of (1) the Guaranteed Amount for the most recently completed calendar year (minus the Annual Base Salary to the extent paid for the year that includes the Date of Termination) and (2) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the amounts in Sections 5(a)(i)(A) and (B), the "Accrued Obligations");

                  C. an amount equal to the product of (1) the Guaranteed Amount for the most recently completed calendar year and (2) the greater of (x) a fraction, the numerator of which is the number of days from the Date of Termination through the fifth anniversary of the Effective Date, and the denominator of which is 365 and (y) 1;

                  (ii) notwithstanding the terms of any incentive plan, program or arrangement, any and all unvested stock options, restricted stock units (including the Special RSU Grant and the Long-Term Incentive Compensation) and other equity or equity-based awards shall immediately vest as of the Date of Termination, provided that such awards shall continue to be governed by any applicable forfeiture provisions in accordance with the terms thereof.

                  (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement (other than any severance plan, program, policy or practice or contract or agreement) of the Company and its affiliates in accordance with the terms and normal procedures of each such plan, program, policy or practice, as modified by this Agreement, based on accrued benefits through the Date of Termination (such amounts and benefits, the "Other Benefits").

                  (iv) Until the later of (x) the fifth anniversary of the Effective Date or (y) the first anniversary of the Date of Termination, in addition to the Retiree Medical Benefits, the Company shall continue to provide medical and dental benefits to Executive and his eligible dependents as if the Executive remained an active employee of the Company. The applicable period of health benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall begin on the Date of Termination.

[Morgan Stanley]
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Except with respect to payments and benefits under Sections 5(a)(i)(A) and 5(a)(iii), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive's execution and non-revocation of a mutual release substantially in the form attached hereto as Exhibit A; provided, however, that the Executive's obligation to execute such release shall be subject to the Company's execution and delivery to the Executive of such release in favor of the Executive. For purposes of this Section 5, if no Guaranteed Amount has been paid prior to the Date of Termination, the Guaranteed Amount shall be deemed to be $25 million.

            (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive the Executive's Retiree Health Benefits (subject to the provisions of Section 3(b)(vi)), an amount equal to the amount set forth in Section 5(a)(i)(A), and the timely payment or provision of the Other Benefits, in each case to the extent theretofore unpaid.

            (c) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the obligation to pay or provide to the Executive's beneficiaries the Executive's Retiree Health Benefits (if applicable), the Accrued Obligations, and the timely payment or provision of the Other Benefits, including any applicable life insurance benefits.

            (d) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide to the Executive the Executive's Retiree Health Benefits, the Accrued Obligations, and the timely payment or provision of Other Benefits, including any applicable disability benefits.

            6. Non-Exclusivity of Rights. Except as specifically provided otherwise, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company, or any of its subsidiaries for which the Executive is otherwise eligible, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or its subsidiaries. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its subsidiaries at or subsequent to the Date

[Morgan Stanley]
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of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

            7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced as a result of a mitigation duty whether or not the Executive obtains other employment.

            8.    Covenants.

            (c) Confidential Information. The Executive shall hold in a fiduciary capacity for benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive's employment by the Affiliated Group that is not public knowledge (other than as a result of the Executive's violation of this Section 8(a)) ("Confidential Information"). For the purposes of this Section 8(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Affiliated Group, except with prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Executive performing his duties and responsibilities as the President and Chief Executive Officer of the Company. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive's employment shall remain the sole property of the Company and/or the

[Morgan Stanley]
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Affiliated Group, as applicable, and shall be turned over to the Company upon termination of the Executive's employment.

            (d) Remedies. The Executive acknowledges and agrees that the terms of Section 8: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive's breach of the provisions of Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company's eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of
Section 11(a) below are accurate and necessary because (A) this Agreement is entered into in the State of New York, (B) as of the Effective Date, New York will have a substantial relationship to the Parties and to this transaction,
(C) as of the Effective Date, New York will be the headquarters state of the Company, which has operations nationwide and has a compelling interest in having its employees treated uniformly within the United States, (D) the use of New York law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 8 would not violate any fundamental public policy of New York or any other jurisdiction. If any of the provisions of Section 8 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

            9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all or a substantial portion of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or

[Morgan Stanley]
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substantially all or a substantial portion of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            10. Additional Payment. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this Section 10 shall not be conditioned upon the Executive's termination of employment.

            (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is

[Morgan Stanley]
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required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs

[Morgan Stanley]
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the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive's behalf pursuant to
Section 10(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 10(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive's behalf pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            (e) Notwithstanding any other provision of this Section 10, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

            (f) Definitions. The following terms shall have the following meanings for purposes of this Section 10.

                  (i)   "Excise Tax" shall mean the excise tax imposed by
Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                  (ii) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

            11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the

[Morgan Stanley]
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courts of the State of New York, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:
      -------------------

      At the most recent address on file for the Executive at the Company.

      With a copy to:
      --------------

      William Zabel, Esq.
      Schulte Roth & Zabel LLP
      919 Third Avenue
      New York, NY  10022

      If to the Company:
      -----------------

      1585 Broadway
      New York, NY  10036

      Attention:  Chief Legal Officer

      With a copy to:
      --------------

      Adam D. Chinn, Esq.
      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019

      or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

[Morgan Stanley]
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            (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (f) From and after the Effective Date, this Agreement shall supersede any other agreements between the Parties with respect to the subject matter hereof.

[Morgan Stanley]
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            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

                                /s/ John J. Mack
                                ----------------------------------------------
                                                  John J. Mack
                                MORGAN STANLEY


                                By: /s/ Karen C. Jamesley
                                   -------------------------------------------
                                Title: Human Resources, Dir.
                                      ----------------------------------------
                                    /s/ Miles L. Marsh

[Morgan Stanley]
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                                   EXHIBIT A

                                Form of Release


      (a) In consideration for the payment of the severance described in the Executive's employment agreement with the Company (the "Employment Agreement"), dated as of June 26, 2005, the Executive for himself, and for his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasers") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and divisions and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through under or in concert with any of them (collectively, "Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasers had, now have, or may have in the future against each or any of the Releasees (collectively "Executive/Releaser Actions") from the beginning of the world until the date hereof.

      (b) The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 11 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof, and the severance benefits under the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the "Revocation Date"). Upon such revocation, this Release and the severance provisions of the Employment Agreement shall be null and void and of no further force or effect.

      (c) For and in consideration of the obligations upon Executive as set forth in the Employment Agreement, and for other good and valuable consideration, the Company hereby (on its own behalf and that of the Company's affiliates and subsidiaries (collectively, with the Company, the "Affiliated Entities"), the divisions and predecessors and successors of the Affiliated Entities and the directors and officers of the company in their capacity as such (collectively, the "Releasing Entities") releases Executive and his heirs, executors, successors

[Morgan Stanley]
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and assigns (the "Executive Released Parties") and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Company and the Affiliated Entities had, now have, or may have in the future against each or any of the Executive Released Parties from the beginning of the world until the date hereof

      (d) Notwithstanding anything herein to the contrary, the sole matters to which the Release do not apply are: (i) the Executive's rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to ________ with regard to his service as an officer of the Company; (ii) the Executive's rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under COBRA; or (iii) the Executive's rights under Sections 5, 7 and 10 of the Employment Agreement which are intended to survive termination of employment.

      (e) This Release is the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

      (f) In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

      (g) This Release is to be governed and enforced under the laws of the State of New York (except to the extent that New York conflicts of law rules would call for the application of the law of another jurisdiction).

      (h) This Release inures to the benefit of the Company and its successors and assigns and the Executive and its legal representatives.


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                                             EXECUTIVE


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                                             COMPANY